Exhibit 99.1

Global Partners Reports Fourth-Quarter and Full-Year 2020 Financial Results

WALTHAM, Mass.--(BUSINESS WIRE)--March 5, 2021--Global Partners LP (NYSE: GLP) today reported financial results for the fourth quarter and full year ended December 31, 2020.

“Global delivered extraordinary results in 2020, posting net income attributable to the Partnership of $102.2 million, Adjusted EBITDA of $287.7 million and distributable cash flow of $156.4 million – increases in each metric year-over-year,” said Eric Slifka, Global’s President and Chief Executive Officer.

“Global has always adapted and innovated to meet the most essential needs of the customers and the economic regions we serve. Our performance in the face of a global pandemic underscores the resilience of our business model and highlights our fundamental role as a critical infrastructure company. In that role, we provide energy products and goods and services through a portfolio of fully integrated terminal, supply and real estate assets.

“I also want to publicly acknowledge the outstanding work of our people, from the front-line associates at our gas stations, convenience stores and terminals to our office personnel at locations throughout the country,” Slifka said. “In a year like no other, they kept our operations running smoothly, ensuring the safety of our guests and customers while helping us innovate and grow.”

Fourth Quarter Financial Highlights

Net income attributable to the Partnership was $4.4 million, or $0.06 per diluted common limited partner unit, for the fourth quarter of 2020 compared with a net loss attributable to the Partnership of $0.8 million, or $0.08 per common limited partner unit, in the fourth quarter of 2019.

Net income attributable to the Partnership, EBITDA, Adjusted EBITDA and DCF for the three and 12 months ended December 31, 2020 included a $7.2 million loss on the early extinguishment of debt related to the Partnership's October 2020 redemption of its 7.00% senior notes due 2023.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $50.2 million in the fourth quarter of 2020 compared with $47.3 million in the fourth quarter of 2019.

Adjusted EBITDA was $49.9 million in the fourth quarter of 2020 compared with $46.2 million in the fourth quarter of 2019.

Distributable cash flow (DCF) was $7.3 million in the fourth quarter of 2020 compared with $9.4 million in the fourth quarter of 2019.

Gross profit in the fourth quarter of 2020 was $166.2 million compared with $151.0 million in the fourth quarter of 2019, reflecting higher Wholesale segment product margins partly offset by lower product margins in the Gasoline Distribution and Station Operations and Commercial segments.

Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $186.2 million in the fourth quarter of 2020 compared with $172.8 million in the fourth quarter of 2019.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and 12 months ended December 31, 2020 and 2019.

GDSO segment product margin was $143.6 million in the fourth quarter of 2020 compared with $147.1 million in the fourth quarter of 2019. This result primarily reflected lower fuel volume and reduced convenience store activity due to COVID-19, partly offset by higher fuel margins.

Wholesale segment product margin was $39.1 million in the fourth quarter of 2020 compared with $15.4 million in the fourth quarter of 2019. This result primarily reflected more favorable market conditions in gasoline and gasoline blendstocks and other oils and related products.

Commercial segment product margin was $3.4 million in the fourth quarter of 2020 compared with $10.3 million in the fourth quarter of 2019, primarily reflecting a decrease in bunkering activity.

Total sales were $2.2 billion in the fourth quarter of 2020 compared with $3.3 billion in the fourth quarter of 2019, due to decreases in prices and volume. Wholesale segment sales were $1.3 billion in the fourth quarter of 2020 compared with $1.9 billion in the fourth quarter of 2019. GDSO segment sales were $0.7 billion in the fourth quarter of 2020 compared with $1.0 billion in the fourth quarter of 2019. Commercial segment sales were $0.2 billion in the fourth quarter of 2020 compared with $0.4 billion in the fourth quarter of 2019.

Volume in the fourth quarter of 2020 was 1.5 billion gallons compared with 1.7 billion gallons in the fourth quarter of 2019. Wholesale segment volume was 1.0 billion gallons in the fourth quarter of 2020 compared with 1.1 billion gallons in the fourth quarter of 2019. GDSO volume was 354.0 million gallons in the fourth quarter of 2020 compared with 408.0 million gallons in the fourth quarter of 2019. Commercial segment volume was 139.8 million gallons in the fourth quarter of 2020 compared with 197.3 million gallons in the fourth quarter of 2019.

Recent Developments

  Global announced a quarterly cash distribution of $0.55 per unit, or $2.20 per unit on an annualized basis, on all of its outstanding common units for the period from October 1 to December 31, 2020. The distribution was paid February 12, 2021 to unitholders of record as of the close of business on February 8, 2021.
  Global signed an agreement to purchase the retail fuel and convenience store assets of Connecticut-based Consumers Petroleum of Connecticut, Incorporated. Subject to regulatory approvals and other customary closing conditions, the transaction is expected to close in the second quarter of 2021.

Business Outlook

“As we continue to embrace changes in consumer behavior and the demand for greener energy, Global’s commitment to providing the essential goods and services that make life better remains the same. Our ability to provide reliability while adapting to changes in product demand continues to serve us well,” Slifka said.

Any COVID-19 related events or conditions, or other unforeseen consequences of COVID-19 could significantly adversely affect our business and financial condition and the business and financial condition of our customers, suppliers and counterparties. The ultimate extent of the impact of COVID-19 on our business, financial condition and results of operations depends in large part on future developments which are uncertain and cannot be predicted at this time. That uncertainty includes the duration (including its potential return) of the COVID-19 pandemic, the geographic regions so impacted, the extent of said impact within specific boundaries of those areas and, lastly, the impact to the local, state and national economies.

Financial Results Conference Call

Management will review the Partnership’s fourth-quarter and full-year 2020 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET
Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

Due to the expected high demand on our conference call provider, please plan to dial in to the call at least 20 minutes prior to the start time.

The call also will be webcast live and archived on Global’s website, https://ir.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil and propane, as well as convenience store sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in our partnership agreement also determines our ability to make cash distributions on our incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in our partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historic level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. Our partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

With approximately 1,550 locations primarily in the Northeast, Global Partners is one of the region’s largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global Partners also owns, controls or has access to one of the largest terminal networks in New England and New York, through which it distributes gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers. In addition, Global Partners engages in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. Global Partners LP, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on Global Partners’ current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. All comments concerning the Partnership’s expectations for future revenues and operating results and otherwise are based on forecasts for its existing operations and do not include the potential impact of any future acquisitions. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) including, without limitation, the impact and duration of the COVID-19 pandemic, uncertainty around the timing of an economic recovery in the United States which will impact the demand for the products we sell and the services we provide, uncertainty around the impact of the COVID-19 pandemic to our counterparties and our customers and their corresponding ability to perform their obligations and/or utilize the products we sell and/or services we provide, uncertainty around the impact and duration of federal, state and municipal regulations related to the COVID-19 pandemic, and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections. For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global Partners’ filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Sales	$2,195,547	$3,348,911	$8,321,599	$13,081,730
Cost of sales	2,029,335	3,197,910	7,600,461	12,418,973
Gross profit	166,212	151,001	721,138	662,757

Costs and operating expenses:
Selling, general and administrative expenses	49,375	43,546	192,533	170,937
Operating expenses	81,796	85,160	323,298	342,382
Lease exit and termination gain	-	-	-	(493)
Amortization expense	2,702	2,712	10,839	11,431
Net (gain) loss on sale and disposition of assets	(348)	(2,478)	275	(2,730)
Long-lived asset impairment	-	1,379	1,927	2,022
Total costs and operating expenses	133,525	130,319	528,872	523,549

Operating income	32,687	20,682	192,266	139,208

Interest expense	(20,995)	(21,743)	(83,539)	(89,856)
Loss on early extinguishment of debt	(7,164)	-	(7,164)	(13,080)

Income before income tax (expense) benefit	4,528	(1,061)	101,563	36,272

Income tax (expense) benefit	(86)	181	119	(1,094)

Net income (loss)	4,442	(880)	101,682	35,178

Net loss attributable to noncontrolling interest	-	52	528	689

Net income (loss) attributable to Global Partners LP	4,442	(828)	102,210	35,867

Less: General partner's interest in net income (loss), including incentive distribution rights	542	314	1,399	1,379
Less: Series A preferred limited partner interest in net income	1,682	1,682	6,728	6,728

Net income (loss) attributable to common limited partners	$2,218	$(2,824)	$94,083	$27,760

Basic net income (loss) per common limited partner unit (1)	$0.06	$(0.08)	$2.77	$0.82

Diluted net income (loss) per common limited partner unit (1)	$0.06	$(0.08)	$2.74	$0.81

Basic weighted average common limited partner units outstanding	33,966	33,866	33,907	33,810

Diluted weighted average limited partner units outstanding	34,260	34,287	34,308	34,339
(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest. Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$9,714	$12,042
Accounts receivable, net	227,317	413,195
Accounts receivable - affiliates	2,410	7,823
Inventories	384,432	450,482
Brokerage margin deposits	21,661	34,466
Derivative assets	16,556	4,564
Prepaid expenses and other current assets	119,340	81,940
Total current assets	781,430	1,004,512

Property and equipment, net	1,082,486	1,104,863
Right of use assets, net	290,506	296,746
Intangible assets, net	35,925	46,765
Goodwill	323,565	324,474
Other assets	26,588	31,067

Total assets	$2,540,500	$2,808,427

Liabilities and partners' equity
Current liabilities:
Accounts payable	$207,873	$373,386
Working capital revolving credit facility - current portion	34,400	148,900
Lease liability - current portion	75,376	68,160
Environmental liabilities - current portion	4,455	5,009
Trustee taxes payable	36,598	42,932
Accrued expenses and other current liabilities	126,774	102,802
Derivative liabilities	12,055	12,698
Total current liabilities	497,531	753,887

Working capital revolving credit facility - less current portion	150,000	175,000
Revolving credit facility	122,000	192,700
Senior notes	737,605	690,533
Long-term lease liability - less current portion	226,648	239,349
Environmental liabilities - less current portion	49,166	54,262
Financing obligations	146,535	148,127
Deferred tax liabilities	56,218	42,879
Other long-term liabilities	59,298	52,451
Total liabilities	2,045,001	2,349,188

Partners' equity
Global Partners LP equity	495,499	458,065
Noncontrolling interest	-	1,174
Total partners' equity	495,499	459,239

Total liabilities and partners' equity	$2,540,500	$2,808,427

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$17,577	$7,414	$100,818	$83,982
Crude oil	(2,676)	(3,004)	(672)	(13,047)
Other oils and related products	24,235	11,018	82,999	51,584
Total	39,136	15,428	183,145	122,519
Gasoline Distribution and Station Operations segment:
Gasoline distribution	92,611	91,631	398,016	374,550
Station operations	51,022	55,457	205,926	225,078
Total	143,633	147,088	603,942	599,628
Commercial segment	3,422	10,323	15,195	28,540
Combined product margin	186,191	172,839	802,282	750,687
Depreciation allocated to cost of sales	(19,979)	(21,838)	(81,144)	(87,930)
Gross profit	$166,212	$151,001	$721,138	$662,757

Reconciliation of net income (loss) to EBITDA and Adjusted EBITDA
Net income (loss)	$4,442	$(880)	$101,682	$35,178
Net loss attributable to noncontrolling interest	-	52	528	689
Net income (loss) attributable to Global Partners LP	4,442	(828)	102,210	35,867
Depreciation and amortization, excluding the impact of noncontrolling interest	24,707	26,535	99,899	107,557
Interest expense, excluding the impact of noncontrolling interest	20,995	21,743	83,539	89,856
Income tax expense (benefit)	86	(181)	(119)	1,094
EBITDA (1)	50,230	47,269	285,529	234,374
Net (gain) loss on sale and disposition of assets	(348)	(2,478)	275	(2,730)
Long-lived asset impairment	-	1,379	1,927	2,022
Adjusted EBITDA (1)	$49,882	$46,170	$287,731	$233,666

Reconciliation of net cash provided by (used in) operating activities to EBITDA and Adjusted EBITDA
Net cash provided by (used in) operating activities	$62,237	$(15,123)	$312,526	$94,402
Net changes in operating assets and liabilities and certain non-cash items	(33,088)	40,891	(110,709)	48,968
Net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest	-	(61)	292	54
Interest expense, excluding the impact of noncontrolling interest	20,995	21,743	83,539	89,856
Income tax expense (benefit)	86	(181)	(119)	1,094
EBITDA (1)	50,230	47,269	285,529	234,374
Net (gain) loss on sale and disposition of assets	(348)	(2,478)	275	(2,730)
Long-lived asset impairment	-	1,379	1,927	2,022
Adjusted EBITDA (1)	$49,882	$46,170	$287,731	$233,666

Reconciliation of net income (loss) to distributable cash flow
Net income (loss)	$4,442	$(880)	$101,682	$35,178
Net loss attributable to noncontrolling interest	-	52	528	689
Net income (loss) attributable to Global Partners LP	4,442	(828)	102,210	35,867
Depreciation and amortization, excluding the impact of noncontrolling interest	24,707	26,535	99,899	107,557
Amortization of deferred financing fees and senior notes discount	1,345	1,261	5,241	5,940
Amortization of routine bank refinancing fees	(1,037)	(940)	(3,970)	(3,754)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(22,199)	(16,596)	(46,988)	(49,897)
Distributable cash flow (1)(2)	7,258	9,432	156,392	95,713
Distributions to Series A preferred unitholders (3)	(1,682)	(1,682)	(6,728)	(6,728)
Distributable cash flow after distributions to Series A preferred unitholders	$5,576	$7,750	$149,664	$88,985

Reconciliation of net cash provided by (used in) operating activities to distributable cash flow
Net cash provided by (used in) operating activities	$62,237	$(15,123)	$312,526	$94,402
Net changes in operating assets and liabilities and certain non-cash items	(33,088)	40,891	(110,709)	48,968
Net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest	-	(61)	292	54
Amortization of deferred financing fees and senior notes discount	1,345	1,261	5,241	5,940
Amortization of routine bank refinancing fees	(1,037)	(940)	(3,970)	(3,754)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(22,199)	(16,596)	(46,988)	(49,897)
Distributable cash flow (1)(2)	7,258	9,432	156,392	95,713
Distributions to Series A preferred unitholders (3)	(1,682)	(1,682)	(6,728)	(6,728)
Distributable cash flow after distributions to Series A preferred unitholders	$5,576	$7,750	$149,664	$88,985
(1)	EBITDA, Adjusted EBITDA and distributable cash flow include a loss on early extinguishment of debt of $7.2 million for the three and twelve months ended December 31, 2020 related to the redemption of the 7.00% senior notes due 2023 and $13.1 million for the twelve months ended December 31, 2019 related to the repurchase of the 6.25% senior notes due 2022.
(2)	As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.
(3)	Distributions to Series A preferred unitholders represent the distributions payable to the preferred unitholders during the period. Distributions on the Series A preferred units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Contacts

Daphne H. Foster
Chief Financial Officer
Global Partners LP
(781) 894-8800

Edward J. Faneuil
Executive Vice President, General Counsel and Secretary
Global Partners LP
(781) 894-8800